Exhibit 10.1

USI Board of Directors – 2005 Compensation Plan

	Annual Cash Retainer		$30,000
	(Director may elect to receive in cash or in company stock)

plus	Committee Chair Retainer
		Audit	$20,000
		Compensation	$15,000
	(Director may elect to receive between	Nominating /Lead Director	$15,000
	50% and 100% in company stock)

plus	Annual Equity Grant		$30,000 value
	(fully vested grant of shares)

plus	Meeting Fees (per meeting)
		Board	$1,500
		Committee	$1,000
		Telephonic	Same as above

	New Director Grant of Shares	(upon joining Board)	$40,000 value
	(Restricted Shares subject to 3 year Cliff Vesting schedule)

	Deferred Compensation Plan	Eligible to defer all or a portion of cash compensation into USI Deferred Compensation Plan